Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CONSOL Energy Inc. of our report dated February 18, 2008, except for the effects of the change in accounting for non-controlling interests discussed in Note 1 to the consolidated financial statements, as to which the date is June 26, 2009 relating to the financial statements and financial statement schedule, which appears in CONSOL Energy Inc.’s Current Report on Form 8-K dated June 26, 2009.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 26, 2009